                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

           PROVIDENT NATIONAL ASSURANCE COMPANY SEPARATE ACCOUNT B
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

PROVIDENT NATIONAL ASSURANCE COMPANY SEPARATE ACCOUNT B
1 Fountain Square, Chattanooga, Tennessee  37402
Telephone: (423) 755-8913



                            Mailed March 8, 1996



                 NOTICE OF ANNUAL MEETING OF CONTRACTOWNERS
                                April 9, 1996



Notice is hereby given of a meeting of the owners of contracts for which reserves are held in Separate Account B (the "Separate Account") of Provident National Assurance Company (the "Company"), which meeting shall be held at 8:30 a.m. on Tuesday, April 9, 1996, at the Provident Life and Accident Insurance Company building, Room 152A, 1 Fountain Square, Chattanooga, Tennessee 37402. The purpose of the meeting is to consider the following:

1. Election of three (3) members of the Board of Managers of the Separate Account whose terms shall run until the next annual meeting or until their successors are duly elected and qualified;

2. Ratification of the selection and appointment of Ernst & Young LLP as independent auditors for the Separate Account; and

3. Transaction of such other business as may properly come before the meeting and any adjournment thereof.

The date fixed by the Board of Managers as the record date for the determination of contract owners entitled to notice of and to vote at the meeting is at the close of business on January 31, 1996. A contract owner will be entitled to vote only if he was the owner on the record date and is still the owner on the date of the meeting.

It is important that your vote be represented at the meeting. Please refer to the enclosed material for detailed information on voting procedures and return the proxy card as soon as possible.




                                       /s/ Susan N. Roth
                                       Susan N. Roth
                                       Secretary, Board of Managers








Enclosures

                                PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Managers of Provident National Assurance Company Separate Account B (the Separate Account) for use at the Annual Meeting of Contractowners to be held on Tuesday, April 9, 1996, at 8:30 a.m. at the Provident Life and Accident Insurance Company building, Room 152A, 1 Fountain Square, Chattanooga, Tennessee 37402. The cost of soliciting the proxies will be borne by Provident National Assurance Company (the Company). Proxies may be solicited by telephone, by mail or in person by directors, officers, agents, or regular employees of the Company who will not be compensated for such services. Contractowners may revoke their proxies at any time prior to the voting thereof by submitting written notice of revocation to the Company at 1 Fountain Square, Chattanooga, Tennessee 37402. Any Contractowner attending the meeting may vote in person, whether or not a proxy has been previously submitted.

The annual report to Contractowners covering operations of the Separate Account for the fiscal year ended December 31, 1995, including financial statements, was mailed to the Contractowners on February 13, 1996.

On the record date, January 31, 1996 there were outstanding 1,976,904.857 units of the Separate Account with a total value of $13,334,607.57 entitling the Contractowners to one vote for each dollar of value represented by units credited to such persons as of such record date. Contractowners of record at the close of business on January 31, 1996, who are still Contractowners on April 8, 1996, will be entitled to vote at the meeting.


                        ELECTION OF BOARD OF MANAGERS
                                (Proposal 1)

Contractowners are asked to vote for the re-election of nominees Henry E. Blaine, Grant Law and David G. Fussell to serve as members of the Board of Managers until the next annual meeting or until their successors are duly elected and qualified. Mr. Blaine has served since 1977, Mr. Law since January, 1991, and Mr. Fussell, the Chairman, since April 1993. None of the nominees owns or has any interest in Separate Account units. Each of the nominees has consented to serve if elected. If any of the proposed nominees should become unavailable for any reason, the Board of Managers may designate another person to serve in his place.

The following table sets forth present position and principal occupation(s) of each nominee:

                                      Present Positions and Principal
Nominees                              Occupations During Last Five Year
--------                              ---------------------------------
David G. Fussell*                     Vice President, Securities,  Provident Companies, Inc.,
1 Fountain Square                     Provident Life and Accident Insurance Company, Provident
Chattanooga, Tennessee 37402          Life and Casualty Insurance Company
Age: 48


Henry E. Blaine#                                Chairman of the Board, President and Chief
293 West Haller Drive                           Executive Officer, Native American Lapidary
East Alton, Illinois  62024                     Company (NALCO), Colorado; previously
Age: 66                                         Private Consultant; previously President,
                                                Winchester Group, Olin Corp.


H. Grant Law, Jr.#                              President and Chief Executive Officer,
213 W. Fleetwood Drive                          Newton Chevrolet - GEO, Inc.; President,
Lookout Mountain, Tennessee  37350              Newton Oldsmobile - GMC Truck - Mitsubishi,
Age: 49                                         Inc.



#NOTE:  Member:  Audit Committee.

*NOTE: Interested person of Separate Account B as that term is defined in the Investment Company Act of 1940.


The Separate Account does not have a nominating committee.

Mr. Fussell is an affiliated person of the Separate Account and the Company. Susan N. Roth, Secretary of the Board of Managers, also serves as Secretary of the Company.

During 1995 there were four meetings of the Board of Managers and two meetings of the Audit Committee.


               REMUNERATION OF MEMBERS OF THE BOARD OF MANAGERS


No member of the Board of Managers receives any remuneration from the Separate Account. The Company, pursuant to its Underwriting Agreement with the Separate Account, paid all expenses relative to the operation of the Separate Account. Aggregate fees paid to members of the Board of Managers for service during 1995 were $4,000 payable on a monthly basis. Each Board member, other than Mr. Fussell, will receive $2,000 per year for serving on the Board. Mr. Fussell received no remuneration from the Company based on his membership on the Board.


           INVESTMENT ADVISER AND THE INVESTMENT ADVISORY AGREEMENT


The Company is a wholly owned subsidiary of Provident Companies, Inc. Provident Companies, Inc., ("Provident") was organized in 1995 under the laws of Delaware and is a holding company for its insurance company subsidiaries which are together engaged in the sale of individual and group life and accident and health insurance in all states, the District of Columbia, all the provinces and territories of Canada and Puerto Rico.

On April 12, 1977, the Contractowners approved, and on April 11, 1978, amended, an Investment Advisory Agreement, dated March 21, 1977, in compliance with the requirements of the Investment Company Act of 1940. The most recent approval of the Investment Advisory Agreement with the Company by the Board of Managers, including a majority of members who are not parties to the agreement nor interested persons of such parties, occurred on February 22, 1996.

Pursuant to the Investment Advisory Agreement between the Company and the Separate Account, the Company continuously provides the Board of Managers of the Separate Account with an investment program and recommendations on the purchase and sale of investments for its consideration. The Company has the responsibility for placing orders for purchases and sales. For providing investment advice, the Company, under the Investment Advisory Agreement, receives a monthly fee in an amount equal to .0020% of the value of the Separate Account each business day (approximately 0.50% on an annual basis). The aggregate amounts deducted by the Company during fiscal years 1993, 1994, and 1995 were $70,790, $64,398 and $63,923, respectively, for investment advice.

The Investment Advisory Agreement:

1. May not be terminated by the Company without the prior approval of a new investment advisory agreement by a majority of the outstanding voting securities of the Separate Account, but may be terminated without the payment of any penalty, on 60 days written notice by the Board of Managers or by a majority of the outstanding voting securities of the Separate Account;

2. Shall continue in effect for a period more than two years from the date of its execution, only so long as such continuation is specifically approved at least annually by (a) a majority of the Board of Managers of the Separate Account, or (b) a majority of the outstanding voting securities of the Separate Account; and in either event by a majority of the members of the Board of Managers who are not parties to the Agreement or interested persons of such party, casting their votes in person at a meeting called for the purpose of voting on such approval;

3. Cannot be amended without prior approval by the vote of a majority of the outstanding voting securities of the Separate Account and by a vote of a majority of the members of the Board of Managers, including a vote by a majority of the members of the Board of Managers who are not parties to the agreement or interested persons of such party, cast in person at a meeting called for the purpose of voting on such approval; and

4.   Will terminate automatically if assigned.

                PRINCIPAL EXECUTIVE OFFICERS AND DIRECTORS OF
                     PROVIDENT NATIONAL ASSURANCE COMPANY


The names and principal occupations of the principal executive officers and directors of the Company are set forth below. The business address of the officers of the Company is Provident National Assurance Company, 1 Fountain Square, Chattanooga, Tennessee 37402, unless otherwise specified.


                        Position with Investment Adviser and
Name                    Provident, and Principal Occupation
---------------         ------------------------------------


Eugene A. Jones         President, the Company.


J. Harold Chandler      Executive Vice President, the Company; President, Chief
                        Executive Officer and Director, Provident; Provident
                        Life and Accident Insurance, Provident Life and
                        Casualty Insurance Company; Director, AmSouth
                        Bancorporation; Director, Herman Miller.


Thomas R. Watjen        Executive Vice President and Chief Financial Officer
                        and Director, the Company, Executive Vice President and
                        Chief Financial Officer, Provident; Provident Life and
                        Accident Insurance Company; Provident Life and Casualty
                        Insurance Company.


Susan N. Roth           Secretary, the Company; Provident, Provident Life and
                        Accident Insurance Company, Provident Life and Casualty
                        Insurance Company.

George A. Shell, Jr.    Treasurer, the Company, Provident; Provident Life and
                        Accident Insurance Company, Provident Life and Casualty
                        Insurance Company.

William L. Armstrong    Director, the Company; Chairman of Ambassador Media
                        Corporation; Chairman of Cherry Creek Mortgage Company;
                        Inc., Chairman of El Paso Mortgage Company; Chairman of
                        Centennial State Mortgage Company; Chairman of Frontier
                        Real Estate, Inc.; Chairman of Frontier Title, LLC;
                        Director of Storage Technology Corporation, Director of
                        International Family Entertainment, Inc., and Director of Helmerich and Payne, Inc.

Charlotte M. Heffner    Director, the Company; Trustee of the Maclellan
                        Foundation.

William B. Johnson      Director, the Company; Chairman of the Board and Chief
                        Executive Officer of The Ritz-Carlton Hotel Company,
                        LLC; Director of SunTrust Bank, Atlanta and SunTrust
                        Banks of Georgia, Inc.

Hugh O. Maclellan, Jr.  Director, the Company; President of the Maclellan
                        Foundation; Director of SunTrust Bank and Covenant Transport.

Scott L. Probasco, Jr.  Director, the Company; Chairman, Executive Committee,
                        SunTrust Bank; Director, Chattem, Inc.; Director of SunTrust Banks, Inc.; Director of Coca Cola Enterprises.

Burton E. Sorensen      Director, the Company; Director, ServiceMaster Company.



There were no directors or principal executive officers of the Company who owned of record or beneficially more than 5% of the outstanding units in Separate Account B on January 31, 1996. The statement of financial condition of the Company as of December 31, 1995, certified by its Independent Auditors, the notes to the statement of financial condition and the independent auditors' report are attached hereto as Exhibit A.


                   AUDIT COMMITTEE OF THE BOARD OF MANAGERS

The Audit Committee met twice in 1995 and performed the following functions:

    a.   Review the scope, plan, timing and results of the audit;

    b. Review with auditors and management the appropriateness and the implementation of applicable procedures for internal auditing, accounting and financial control; and

    c. Review of auditors' opinion and discussion with auditors of their experiences in conducting the audit.


               RATIFICATION OF THE SELECTION AND APPOINTMENT OF
                             INDEPENDENT AUDITORS
                                 (Proposal 2)


On February 22, 1996, the Board of Managers, including a majority of members who are not interested persons of the Separate Account, selected Ernst & Young LLP to continue as independent auditors for the ensuing year. This selection was made pursuant to a recommendation of the Audit Committee of the Separate Account. Ernst & Young LLP has served as independent auditors for the Separate Account since August 21, 1967. This firm is also the independent auditor for the Company. Ernst & Young LLP has no direct or indirect financial interest in the Separate Account. All fees relating to audit services performed for the Separate Account are paid by the Company. A representative of Ernst & Young LLP will be available at the annual meeting and will be allowed to make a statement if he desires and/or respond to appropriate questions. The Board of Managers recommends the ratification of the selection of Ernst & Young LLP to serve until the next annual meeting.


                                  BROKERAGE


The Company has responsibility for placing orders for the purchase and sale of portfolio securities of Separate Account B under its Investment Advisory Agreement. With respect to such purchases and sales, the primary objective is to obtain the most favorable prices and execution of orders on behalf of Separate Account B. With respect to transactions executed in the over-the-counter market, the Company will deal only with principal market makers unless more favorable prices are otherwise available.

The Company does not expect to use any one particular broker or dealer, but subject to obtaining the best prices and executions, brokers who provide statistical information and supplemental research to the Company for pricing and appraisal services utilized by the Company may receive orders for transactions. It is not possible to determine the exact value of such statistical information and supplemental research provided to the Company. The total brokerage commissions paid by the Separate Account during the periods ending December 31, 1993, 1994 and 1995 were $52,778, $23,494, and $36,153, respectively. The portfolio turnover rates for 1993, 1994, and 1995 were 57%, 70% and 101%, respectively.


                          DISTRIBUTION OF CONTRACTS

On February 1, 1984 the Company ceased making a public offering of variable annuity contracts issued pursuant to Separate Account B. Prior to that time the contracts were distributed through broker-dealers who are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. During 1995, commissions of approximately $1,245 were paid to broker-dealers with respect to the Separate Account variable annuity contracts. Of that amount, approximately $-0- was paid to registered representatives affiliated with the Company.


                           CONTRACTOWNER PROPOSALS

To be considered for presentation at the April 8, 1997 Annual Meeting of Contractowners, Contractowners' proposals must be received by the Separate Account at Fountain Square, Chattanooga, Tennessee 37402, no later than December 6, 1996.


                                  LITIGATION

There are no legal proceedings pending to which the Company or the Separate Account is a party, or to which their property is subject.


                                OTHER MATTERS

The Board of Managers of the Separate Account knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                                BY ORDER OF THE BOARD OF MANAGERS


                                /s/ David G. Fussell
                                David G. Fussell, Chairman

                                 "Exhibit A"




                         REPORT OF INDEPENDENT AUDITORS






Board of Directors
Provident National Assurance Company



We have audited the accompanying statement of financial condition of Provident National Assurance Company, a wholly-owned subsidiary of Provident Life Capital Corporation, as of December 31, 1995. The statement of financial condition is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement of financial condition based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement of financial condition presentation. We believe that our audit of the statement of financial condition provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Provident National Assurance Company at December 31, 1995, in conformity with generally accepted accounting principles.




                                       ERNST & YOUNG LLP


Chattanooga, Tennessee
February 8, 1996

                                 "Exhibit A"

STATEMENT OF FINANCIAL CONDITION

PROVIDENT NATIONAL ASSURANCE COMPANY

                                                                            December 31, 1995
                                                                         (in millions of dollars)
                                                                        --------------------------
ASSETS

INVESTMENTS
 Bonds
  Available-for-Sale - at fair value (amortized cost: $1,909.6)                  $1,950.1
  Held-to-Maturity - at amortized cost (fair value: $2.9)                             2.5
 Mortgage Loans                                                                      36.7
 Short-term Investments                                                             137.7
                                                                                 --------
TOTAL INVESTMENTS                                                                 2,127.0

OTHER ASSETS
 Cash and Bank Deposits                                                               1.6
 Accounts Receivable                                                                 10.3
 Receivable from Affiliates                                                           0.9
 Accrued Investment Income                                                           30.0
 Separate Account Assets                                                            357.8
                                                                                 --------
TOTAL ASSETS                                                                     $2,527.6
                                                                                 ========
LIABILITIES AND STOCKHOLDER'S EQUITY
 Policyholders' Funds                                                            $1,711.8
 Reserves for Future Policy and Contract Benefits                                   230.7
 Payable to Affiliate                                                                 5.9
 Federal Income Tax Liability
  Current                                                                             3.5
  Deferred                                                                            8.2
 Other Liabilities                                                                   17.6
 Separate Account Liabilities                                                       357.8
                                                                                 --------
TOTAL LIABILITIES                                                                $2,335.5
                                                                                 ========
STOCKHOLDER'S EQUITY
 Common Capital Stock, $3.00 par;
  Authorized and Outstanding - 1,000,000 shares                                       3.0
 Additional Paid-in Capital                                                         148.1
 Retained Earnings                                                                   41.0
                                                                                 --------
TOTAL STOCKHOLDER'S EQUITY                                                          192.1
                                                                                 --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                                       $2,527.6
                                                                                 ========

See notes to statement of financial condition.

                                  EXHIBIT A



NOTES TO STATEMENT OF FINANCIAL CONDITION

PROVIDENT NATIONAL ASSURANCE COMPANY



NOTE 1--SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION: The accompanying financial statement has been prepared on the basis of generally accepted accounting principles. Such accounting principles differ from statutory accounting practices prescribed or permitted by state regulatory authorities (see Note 9).

OPERATIONS: Provident National Assurance Company is a wholly-owned subsidiary of Provident Life Capital Corporation (see Note 7). The Company is licensed to do business in the fifty states and the District of Columbia. The Company is engaged in administering and maintaining fixed annuity products.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statement and accompanying notes. For reserves for future policy and contract benefits, fluctuations in actual experience from such assumptions are normal, given that assumptions for these reserves are a long-term prediction of future events and conditions. These assumptions are long-term averages of the experience that the Company expects to realize over the duration of the policies and do not attempt to predict each short-term rise or decline in interest rates, mortality, retirement, or other factors. Variations between actual experience and such long-term averages are monitored through a variety of ongoing statistical studies. Such variations over a one or two year period do not necessarily indicate that a change in the long-term assumptions is necessary or that higher or lower reserves are required.

INVESTMENTS: Available-for-sale bonds are reported at fair value; held-to-maturity bonds are generally reported at amortized cost; mortgage loans are generally carried at the unpaid balance; mortgage loans that are considered impaired are carried at the lower of the unpaid balance or the fair value of the collateral; and short-term investments are carried at cost.

Bonds not bought and held for the purpose of selling in the near term but for which the Company does not have the positive intent and ability to hold to maturity are classified as available-for-sale. Bonds that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity. The Company determines the appropriate classification of bonds at the time of purchase.

Investment carrying amounts reflect provisions for declines in the value of investments determined to be other than temporary.

DERIVATIVE FINANCIAL INSTRUMENTS:

Interest Rate Swap Agreements

An interest rate swap is an agreement in which two parties agree to exchange, at specified intervals, interest payment streams calculated on an agreed-upon notional principal amount with at least one stream based on a specified floating-rate index. The underlying notional principal is not exchanged between the parties. The Company has certain forward interest rate swap agreements where the exchange of interest payments does not begin until a specified future date. The Company intends to settle the forward interest rate swap agreements prior to the commencement of the exchange of interest payment streams.

The fair values of interest rate swap agreements which hedge bonds are reported in the statement of financial condition as a component of available-for-sale bonds. The fair values of interest rate swap agreements which hedge liabilities are not reported in the statement of financial condition. Amounts to be paid or received pursuant to interest rate swap agreements are accrued.

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY



NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

The Company accounts for all of its interest rate swap agreements as hedges. Accordingly, any gains or losses realized on closed or terminated interest rate swap agreements are deferred and recognized as an adjustment of the carrying amount of the hedged asset or liability. If the hedged item matures or terminates earlier than anticipated, the remaining unamortized gain or loss is written off in the current period. The Company regularly monitors the effectiveness of its hedging programs. In the event a hedge becomes ineffective, it is marked-to-market.

Futures

Interest rate futures contracts are commitments to either purchase or sell a financial instrument at a specific future date for a specified price. The Company invests only in futures contracts which have U.S. Treasury securities as the underlying investments. Changes in the market value of contracts are generally settled on a daily basis. The notional amount of futures contracts represent the extent of the Company's involvement but not the future cash requirements, as the Company intends to close out open positions prior to settlement. All of the Company's futures contracts are accounted for as hedges.

The fair values of futures which hedge bonds are reported in the statement of financial condition as a component of available-for-sale bonds. The fair values of futures which hedge liabilities are not reported in the statement of financial condition.

POLICYHOLDERS' FUNDS: Policyholders' funds represent customer deposits plus interest credited at contract rates. The Company announced in December 1994 that it had discontinued the sale of traditional guaranteed investment contracts (GICs). The Company has changed its investment strategy from a duration matching approach to a cash flow matching approach since it has no significant business other than GICs. The Company will continue to service all of its existing GICs.

The liability for GICs comprises over 94 percent of the liability balance shown on the statement of financial condition. The interest rate credited on a contract is dependent upon the time to maturity with most contracts issued having a three to five year maturity. Generally, if a policyholder terminates a GIC prior to maturity, there is a surrender charge imposed which is based on the length of the remaining life of the GIC and the change in interest rates from the date the GIC was issued to the date of termination. In October 1995, the Company extended an offer to GIC policyholders to surrender their contracts on a more favorable basis than would otherwise be available to them. Contracts with a book value of $58.2 million were surrendered under the offer which ended October 31, 1995.

RESERVES FOR FUTURE POLICY AND CONTRACT BENEFITS: Reserves for future policy and contract benefits on group single premium annuities have been provided on a net single premium method. The reserves are calculated based upon assumptions as to interest, mortality, and retirement that were appropriate at the date of issue. Mortality assumptions are based upon industry standards adjusted as appropriate to reflect actual Company experience. The assumptions vary by year of issue and include a provision for adverse deviation.

SEPARATE ACCOUNTS: The separate account amounts shown in the accompanying financial statement represent contributions by contract holders to variable-benefits and fixed-benefits pension plans. The contract purchase payments and the assets of the separate accounts are segregated from other Company funds for both investment and administrative purposes. Contract purchase payments received under variable annuity contracts are subject to deductions for sales and administrative fees. Also, the Company receives management fees which are based on the net asset values of the separate accounts.

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY


NOTE 1--SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 114 (SFAS 114), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN AND STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 118 (SFAS 118), ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A
LOAN - INCOME RECOGNITION AND DISCLOSURES
In 1995, the Company adopted the provisions of SFAS 114 and SFAS 118. SFAS 114 requires that certain impaired loans of creditors be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. SFAS 118 amends the disclosure requirements of SFAS 114 to require information about the recorded investment in certain impaired loans. The adoption of SFAS 114 and SFAS 118 did not affect the Company's financial position (see Note 3).

NOTE 2--FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of the Company's financial instruments are as follows:


                                               December 31, 1995
                                              (in millions of dollars)
                                            -------------------------------
                                               Carrying             Fair
                                                Amount              Value
                                            ------------        -----------
ASSETS
 Bonds
  Available-for-Sale                          $1,980.2              $1,980.2
  Derivatives Hedging Available-for-Sale         (30.1)                (30.1)
  Held-to-Maturity                                 2.5                   2.9
 Mortgage Loans                                   36.7                  36.7
 Short-term Investments                          137.7                 137.7
 Cash and Bank Deposits                            1.6                   1.6

LIABILITIES
 Policyholders' Funds
  GICs                                         1,621.5               1,722.2
  Derivatives Hedging GICs                           -                   0.9

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Bonds: The fair value for bonds is based on quoted market prices, where available. For bonds not actively traded, the fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments. See Note 3 for the amortized cost and fair values of bonds by security type and by maturity date.

Mortgage Loans: The fair value for mortgage loans is based on the estimated sales price.

Short-term Investments and Cash and Bank Deposits: Carrying amounts for short-term investments and cash and bank deposits approximate fair value.

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY



NOTE 2--FAIR VALUES OF FINANCIAL INSTRUMENTS - CONTINUED

Policyholders' Funds: The fair value of the Company's liability for GICs is estimated using discounted cash flow calculations, based on current market interest rates available for similar contracts with maturities consistent with those remaining for the contracts being valued.

Fair values for the Company's insurance contracts other than investment contracts are not required to be disclosed.

Derivatives: Fair values of the Company's derivative financial instruments are based on market quotes, pricing models, or formulas using current interest rates and assumptions and represent the net amount of cash the Company would have received (paid) if the contracts had been settled or closed on December 31, 1995.

NOTE 3--INVESTMENTS

The amortized cost and fair values of bonds by security type are as follows:


                                                             December 31, 1995
                                                         (in millions of dollars)
                                           ------------------------------------------------------
                                                               Gross       Gross
                                            Amortized        Unrealized  Unrealized      Fair
                                               Cost            Gains       Losses       Value
                                           ------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
 United States Government and
  Government Agencies and Authorities     $    0.5            $    -        $   -       $    0.5
 Foreign Governments                           0.1                 -            -            0.1
 Public Utilities                            250.5              25.4          0.6          275.3
 Mortgage-backed Securities                  786.4               8.8          1.6          793.6
 All Other Corporate Bonds                   872.1              39.7         31.2          880.6
                                          --------            ------        -----       --------
                                          $1,909.6            $ 73.9        $33.4       $1,950.1
                                          ========            ======        =====       ========
HELD-TO-MATURITY SECURITIES
 United States Government and
  Government Agencies and Authorities     $    2.5            $  0.4        $   -       $    2.9
                                          ========            ======        =====       ========

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY



NOTE 3--INVESTMENTS - CONTINUED

The amortized cost and fair values of bonds by maturity date are shown below. The maturity dates have not been adjusted for possible calls or prepayments.


                                    December 31, 1995
                                  (in millions of dollars)
                               -----------------------------------
                                Amortized                Fair
                                   Cost                 Value
                               -----------------------------------
AVAILABLE-FOR-SALE BONDS
1 year or less                  $  200.4              $  201.7
Over 1 year through 5 years        528.6                 510.6
Over 5 years through 10 years      159.1                 166.3
Over 10 years                      235.1                 277.9
                                --------              --------
                                 1,123.2               1,156.5
Mortgage-backed Securities         786.4                 793.6
                                --------              --------
                                $1,909.6              $1,950.1
                                ========              ========
HELD-TO-MATURITY BONDS
1 year or less                  $      -              $      -
Over 1 year through 5 years          0.3                   0.3
Over 5 years through 10 years          -                     -
Over 10 years                        2.2                   2.6
                                --------              --------
                                $    2.5              $    2.9
                                ========              ========

At December 31, 1995, the total investment in below-investment-grade bonds (securities rated below Baa3 by Moody's Investor Services) was $119.6 million or 5.6 percent of invested assets. The amortized cost of these investments was $120.9 million.

The adjustments related to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, are as follows:


                                                    December 31, 1995
                                                  (in millions of dollars)
                                                  -------------------------
Available-for-Sale Bonds                                   $40.5
Reserves for Future Policy and Contract Benefits            40.5
                                                           -----
Net Unrealized Gain (Loss) on Securities                   $   -
                                                           =====

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY



NOTE 3--INVESTMENTS - CONTINUED

Mortgage loans are impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. As of December 31, 1995, the recorded investment in mortgage loans considered to be impaired was $6.7 million, with a related loss reserve of $1.7 million. The average recorded investment in impaired loans during the year ended December 31, 1995, was approximately $6.6 million. When a loan is determined to be impaired, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against current year income. Interest received is either applied against the related principal or reported as interest income, according to management's judgment as to the collectibility of the principal.

The provisions of SFAS 114 require that loss reserves related to mortgage loans that are identified for evaluation be based on discounted cash flows using the mortgage loan's initial effective interest rate or the difference between the unpaid principal balance of the loan and the fair value of collateral for the loan. Prior to 1995, the loss reserve was based on the difference between the unpaid principal balance of the loan and the fair value of collateral for the loan, which is consistent with the requirements of SFAS 114. The adoption of SFAS 114, therefore, did not affect the Company's financial position.

In May 1995, the Company sold six restructured mortgage loans with a principal amount of $28.9 million and a book value of $24.3 million.

In October 1995, the Company sold mortgage loans with a principal amount and a book value of $119.6 million through a securitization collateralized by thirty-seven loans.

As of December 31, 1995, there were fifteen entities in which the Company had invested amounts greater than ten percent of total stockholder's equity. These entities are listed below:


                                             Book Value of Investments
Name of Entity                               (in millions of dollars)
--------------                               -------------------------
Residential Funding Corporation 94-S5-A3             $32.0
Prudential Home Mortgage 93-13-A-3                    31.4
Petrofina Delaware, Inc.                              31.0
Phillip Morris Companies, Inc.                        29.1
IBM Credit Corporation                                25.0
Pepsico, Inc.                                         25.0
Rayonier - AG                                         25.0
NationsBank Credit Card Master Trust 93-1-A           24.4
Potlatch Corporation                                  22.0
Ford Motor Credit Company                             21.5
G. E. Capital Mortgage 94-9-A8                        20.9
G. E. Capital Mortgage 94-13-A1                       20.5
Chase Mortgage 93-P-A2                                20.0
Smith Barney Holdings, Inc.                           20.0
TransCanada Pipelines, Ltd.                           19.5

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY



NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses interest rate swaps and exchange-traded interest rate futures contracts to hedge interest rate risks and to match assets with its insurance liabilities. The basic types of risks associated with derivatives are market risk (that the value of the derivative will be adversely impacted by changes in the market, primarily the change in interest rates) and credit risk (that the counterparty will not perform according to the terms of the contract). The market risk of the derivatives should generally offset the market risk associated with the hedged financial instrument or liability. To help limit the credit exposure of the derivatives, the Company has entered into master netting agreements with its counterparties whereby contracts in a gain position can be offset against contracts in a loss position. The Company also typically enters into bilateral, cross-collateralization agreements with its counterparties to help limit the credit exposure of the derivatives. These agreements require the counterparty in a loss position to submit acceptable collateral with the other counterparty in the event the net loss position meets or exceeds an agreed upon amount. The Company's current credit exposure on derivatives is limited to the value of those contracts in a net gain position. At December 31, 1995, the Company had no derivatives in a net gain position.

The table below summarizes by notional amounts the activity for each category of derivatives:


                                                 Interest Rate Swaps
                                             ----------------------------
                                               Receive            Receive
                                              Floating/            Fixed/
                                             Pay Fixed           Pay Floating       Futures         Total
                                                             (in millions of dollars)
                                             -------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                 $ 500.0             $ 525.0           $ 205.0        $1,230.0
 Additions                                         -                   -              45.0            45.0
 Terminations                                 (200.0)             (258.8)           (250.0)         (708.8)
                                             -------             -------           -------        --------
BALANCE AT DECEMBER 31, 1995                 $ 300.0             $ 266.2           $     -        $  566.2
                                             =======             =======           =======        ========

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY




NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS - CONTINUED

The following table summarizes the timing of anticipated settlements of interest rate swaps outstanding at December 31, 1995, and the related weighted average interest pay rate or receive rate assuming current market conditions:


                                      1996           1997            Total
                                            (in millions of dollars)
                                      ------------------------------------
PAY FIXED/RECEIVE VARIABLE
Notional value                        $300.0            -           $300.0
Weighted average pay rate               8.45%           -             8.45%
Weighted average receive rate           5.63            -             5.63

PAY VARIABLE/RECEIVE FIXED
Notional value                        $154.2       $112.0           $266.2
Weighted average pay rate               5.68%        5.69%            5.68%
Weighted average receive rate           4.87         5.51             5.14

TOTAL INTEREST RATE SWAPS             $454.2       $112.0           $566.2
TOTAL WEIGHTED AVERAGE PAY RATE         7.51%        5.69%            7.15%
TOTAL WEIGHTED AVERAGE RECEIVE RATE     5.37         5.51             5.40


Derivative activity falls under three programs as follows:

PROGRAM 1

The Company routinely uses futures to protect margins by reducing the risk of changes in interest rates between the time of asset purchase and the associated sale of an asset or sale of new business. The 1995 activity was a hedge to lock in the price on sales of bonds needed to fund maturing liabilities.

Gains or losses on termination of these futures are deferred and reported as an adjustment of the carrying amount of the hedged asset or liability. The net deferred gain associated with this activity was $1.7 million at December 31, 1995.

PROGRAM 2

In 1994 and 1993 the Company created $525.0 million of synthetic fixed rate assets consisting of floating rate mortgage-backed securities combined with index amortizing swaps (receive fixed/pay floating). These synthetic fixed rate assets back fixed rate GICs. The notional amount of these swaps reduces based on an amortization schedule indexed to a constant maturity treasury rate. Under market conditions at December 31, 1995, the remaining swaps are expected to amortize fully over the next two years.

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY




 NOTE 4--DERIVATIVE FINANCIAL INSTRUMENTS - CONTINUED

PROGRAM 3

In December 1994, the Company announced that it would discontinue the sale of traditional GICs. At that time, the Company decided to convert from a duration matching investment approach to a cash flow matching investment approach for its GIC business. The Company hedged to lock in the price on future sales of assets which would be necessary to fund maturing liabilities by entering into $500.0 million notional amount of forward interest rate swaps (receive floating/pay fixed) and $205.0 million notional amount of short interest rate futures contracts. The $205.0 million futures position was terminated in 1995 as planned when $208.7 million of bonds were sold to fund maturing GICs. The first $200.0 million swap position was terminated in 1995; however, bond sales did not occur as originally anticipated because the Company had adequate cash flow from other sources to fund the maturing GICs. The primary source of this other cash flow was the securitization of the commercial mortgage loan portfolio, which had not been anticipated at the time this hedge was initiated. The remainder of these interest rate swaps will be terminated as scheduled in 1996 and 1997. At December 31, 1995, the Company had an unrealized loss of $30.1 million on these outstanding interest rate swaps and an unrealized gain of $10.4 million on the associated bonds.

NOTE 5--FEDERAL INCOME TAXES

The Company is included in a consolidated tax return filed by Provident Companies, Inc., the ultimate parent of the Company. The total federal income tax liability of the consolidated group is allocated among the members of the group in proportion to each member's share of the consolidated federal taxable income of the group. Reimbursement is made among members of the group to the extent losses are used to offset income within the group. The current federal income tax liability of $3.5 million presented in the statement of financial condition represents amounts due to an affiliate under the tax allocation agreement.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liability are as follows:


                                                December 31, 1995
                                               (in millions of dollars)
                                            -----------------------------
DEFERRED TAX LIABILITY
Reinsurance                                             $15.0
Bond Market Discount                                      0.7
Other                                                     2.4
                                                        -----
Total Deferred Tax Liability                             18.1
                                                        -----
DEFERRED TAX ASSET
Realized Investment Gains and Losses                      9.7
Reserves                                                  0.2
                                                        -----
Total Deferred Tax Asset                                  9.9
Valuation Allowance for Deferred Tax Asset                  0
                                                        -----
Net Deferred Tax Asset                                    9.9
                                                        -----
NET DEFERRED TAX LIABILITY                              $ 8.2
                                                        =====


                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY




NOTE 6--RETIREMENT BENEFITS

The Company has no employees and, therefore, has no retirement benefits. The Company purchases services at cost from its affiliate, Provident Life and Accident Insurance Company. The cost of these services includes the cost of the affiliate's benefit plans; however, there is no obligation on the part of the Company beyond the amounts paid as part of the cost of services rendered.

NOTE 7--CORPORATE REORGANIZATION

Effective December 27, 1995, Provident Life and Accident Insurance Company of America completed a step in a corporate reorganization which created a new parent holding company, Provident Companies, Inc., a non-insurance holding company incorporated in Delaware. As part of the reorganization, all outstanding shares of the Company, previously owned by Provident Life and Accident Insurance Company, were transferred to Provident Life Capital Corporation, a non-insurance holding company incorporated in Delaware. At December 31, 1995, Provident Life Capital Corporation was a wholly-owned subsidiary of Provident Life and Accident Insurance Company of America, and Provident Life and Accident Insurance Company was a wholly-owned subsidiary of Provident Life Capital Corporation.

When the reorganization is completed during 1996, the Company will become a wholly-owned subsidiary of Provident Companies, Inc., and Provident Life and Accident Insurance Company of America and Provident Life Capital Corporation will be dissolved.

NOTE 8--RELATED PARTY TRANSACTIONS

During 1995, the Company sold mortgage loans with a principal amount and a book value of $32.5 million to Provident Life and Accident Insurance Company.

During 1995, the Company purchased bonds from Provident Life and Accident Insurance Company at the market value of $243.9 million. The Company sold bonds to Provident Life and Accident Insurance Company at the market value of $292.6 million. These bonds had a book value of $292.3 million and a par value of $288.8 million.

                                 "Exhibit A"

PROVIDENT NATIONAL ASSURANCE COMPANY




NOTE 9--STATUTORY FINANCIAL INFORMATION

Statutory surplus at December 31, 1995, was $159.9 million, of which $15.9 million is available for dividend distributions without prior approval by regulatory authorities in 1996.

At December 31, 1995, the Company had on deposit with regulatory authorities securities with a book value of $2.9 million held for the protection of policyholders.

The Company, which is domiciled in Tennessee, prepares its statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the Tennessee Department of Commerce and Insurance. Prescribed statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners. Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state and may change in the future. The Company does not apply any permitted statutory accounting practices that differ from prescribed statutory accounting practices.

The NAIC currently is in the process of recodifying statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project, which is expected to be completed in 1997, will likely change, to some extent, prescribed statutory accounting practices and may result in changes to the accounting practices that the Company uses to prepare its statutory financial statements.

PROVIDENT NATIONAL ASSURANCE COMPANY SEPARATE ACCOUNT B
1 FOUNTAIN SQUARE, CHATTANOOGA, TENNESSEE  37402  TELEPHONE: (423)755-8913



                                                       March 8, 1996








The Annual Meeting of Contractowners who hold contracts issued pursuant to Provident National Assurance Company Separate Account B will be held on April 9, 1996, at the Provident Life and Accident Insurance Company building, Room 152A, 1 Fountain Square, Chattanooga, Tennessee 37402. You have the right to cast votes at this meeting.

Enclosed are the Notice of Annual Meeting, Proxy Statement and Proxy Card. Please execute and return the proxy in the enclosed envelope so that it will be received by the Board of Managers of Separate Account B NO LATER THAN April 8, 1996. You may retain all other material. If you are present at the meeting, you may vote by ballot even though you have sent in your proxy.

Your contract/certificate number and the total number of votes attributable thereto are shown above on the proxy.


                                       Yours sincerely,



                                       /s/ Susan N. Roth
                                       Susan N. Roth
                                       Secretary, Board of Managers

Enclosures






            PLEASE COMPLETE THE REVERSE SIDE AND RETURN THIS PROXY

                                    PROXY
           PROVIDENT NATIONAL ASSURANCE COMPANY SEPARATE ACCOUNT B
                         PROXY SOLICITED ON BEHALF OF
                              BOARD OF MANAGERS



The undersigned hereby appoints David G. Fussell and Susan N. Roth or either of them, with full power of substitution and revocation, to represent and to cast the votes of the undersigned as shown on the reverse side at the Annual Meeting of Contractowners of Provident National Assurance Company Separate Account B to be held at 8:30 a.m. on April 9, 1996, and at any adjournment thereof, with respect to the proposals below and as set forth in the Notice.

1. ELECTION OF MEMBERS OF THE BOARD OF MANAGERS (Board of Managers favors a vote FOR)


        FOR all nominees listed below [ ]            WITHHOLD AUTHORITY [ ]
        (except as marked to the contrary below)

    Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.

     Henry E. Blaine,       David G. Fussell    and    H. Grant Law

2. PROPOSAL TO RATIFY THE SELECTION AND APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR SEPARATE ACCOUNT B.
    (Board of Managers favors a vote FOR)

                FOR [  ]          AGAINST [  ]        ABSTAIN [  ]

3. In their discretion, upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy when properly executed will be voted as directed. IN THE ABSENCE OF ACCOMPANYING DIRECTION BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Contractowners and the Proxy Statement issued by the Board of Managers and revokes any Proxy heretofore given with respect to the votes covered by this Proxy.


                                       Dated
                                            -----------------------------------

                                       Contractowner
                                                    ---------------------------
                                                        Signature

                                       Title (If Applicable)
                                                            -------------------